EX-16.1

July 22, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 17, 2013 of EXPLORE ANYWHERE HOLDING CORP. and are in agreement with the statements contained therein, except for all of paragraph 5 and 6, for which we have no basis to agree or disagree with the statements of the registrant contained therein.

Respectfully,

/s/ Sam Kan & Company